RHETT REAL ESTATE, INC.

2942 Bluecutt Road

P. O. Box 8998

Columbus, MS 39705

(662) 329-3333

Fax: (662) 329-1059

Member

Golden Triangle Board of Realtors, Inc.

OPTION TO PURCHASE REAL ESTATE

FOR AND IN CONSIDERATION of the sum of Ten Thousand and No/100 Dollars ($10,000.00) cash in hand paid by Optionee to Rhett Real Estate, Inc., as escrow agent, the receipt and sufficiency of which is hereby acknowledged, MAGNOLIA MOTOR SPEEDWAY, INC., hereinafter called Optionors, do hereby sell, convey and grant unto MOTORSPORTS ENTERTAINMENT OF TENNESSEE CORP, hereinafter called Optionee, the irrevocable right and option to purchase the hereinafter described real property for the period, at the price and upon the terms and conditions herein situated, to-wit:

1. The real property covered by this option consists of

All land described on Lowndes County Tax Plat Map as Plots 19.02, 23.00, 23.02, 23.03, 23.04, 24.00, 24.01, 24.02, and Plot 6.04, Sections 25, 26 and 35, Township 19 North, Range 17 East,

totaling 100 (+/) acres, and all improvements, including buildings and equipment, situated thereon, located corner of Highway 45 South, and Highway 182 West, Columbus, Lowndes County, Mississippi

2. The period of this option shall run until December 31, 2007 after which time the rights of Optionee hereunder shall cease.

3. (a) The purchase price of the property is Two Million Three Hundred Thousand Dollars ($2,300,000.00).

(b) If Optionee exercises this option, the deposit shall be applied to the Purchase Price. If Optionee fails to exercise option due to no fault of Optionors, then option money shall be forfeited.

(c) Terms of the sale shall be cash at closing.

4. Optionor shall furnish Optionee with Warranty Deed, free and clear to all exceptions except those acceptable to Optionee. Reasonable time shall be allowed for examination of title. Should examination reveal defects which can be cured, Optionor hereby obligates himself to clear same and to execute and tender Warranty Deed in accordance with the terms hereof. If title cannot be cleared by December 15, 2007, this option may be extended at the option of Optionee, or the Optionee may terminate the option and the deposit shall be returned to the Optionee. Optionor shall tender at closing all other documentation to convey good and marketable title to Optionee.

5. There are to be no liens or encumbrances on

said property except current year ad valorem taxes and utility easements of record. Optionor shall deliver to Optionee good and marketable and insurable title to property.

6. If this option is exercised, all taxes for the calendar year in which the deed is delivered shall be prorated between the parties and all delinquent taxes, if any, shall be paid by Optionor.

7. If property fails to appraise for Purchase Price, this option is null and void and option money refunded.

8. Optionor hereby grants to the Optionee, its agents, contractors, employees or licensees, ingress and egress to the property or any portion thereof at all reasonable times after date of the execution of this option and prior to the purchase of the property.

9. Optionee shall provide Optionor, as soon as possible after the execution of this Option by all parties, but not later than December 1, 2007, written notice of his intention to exercise or relinquish this Option. The parties shall close within 30 days after receipt of notification by Optionee of its intent to exercise the option.

10. Optionor hereby represents that, to his knowledge the property does not contain any hazardous waste or materials which constitute a health hazard, that the property is not in violation of any environmental laws, and that the Optionor has not

received any notice of violation of any environmental laws from any governmental authority or other third party.

11. This option to purchase subject to: (1) Optionee's procuring financing acceptable to him, (2) Phase I study acceptable to Optionee, (study at Optionee's expense), (3) Optionor's providing Optionee with clear, marketable and insurable title to property.

12. Optionee has the right to assign and transfer this option to a third party.

13. This agreement shall inure to and be binding upon the parties hereto, their respective heirs, legatees, devisees, executors, administrators, successors and assigns. All warranties contained herein shall survive this agreement in the event the Optionee chooses to exercise.

14. Optionors warrant that they have the authority to execute this agreement and to option the herein described property.

15. Time is of the essence and Optionee agrees to notify, as soon as possible, in writing, Rhett Real Estate, Inc., P. O. Box 8998, Columbus, MS 39705, of his intent to purchase the property or void this option. If Optionee exercises this Option, closing shall not be later than thirty (30) days from receipt of such notice.

16. Optionors agree that Rhett Real Estate, Inc. is the procuring cause of this option and, if the option is closed and the property is purchased by the Optionee, Optionors agree to pay Rhett Real Estate, Inc. five percent (5%) commission on the gross sales price of the property. The parties each indemnify and hold harmless each other from any claims for a commission by any broker claiming by, through, or under the other parties as a result of this option.

9/6/7

BY: ______________________
Secretary

DATE MOTORSPORTS ENTERTAINMENT OF TENNESSEE CORP, OPTIONEE

____

BY: Pres.

V.P. MAGNOLIA MOTOR SPEEDWAY, INC., OPTIONOR